EXHIBIT 3.1

ARTICLES OF TRANSFER

OF

BIO-PATH HOLDINGS, INC.

December 31, 2014

Pursuant to the provisions of the Utah Revised Business Corporation Act, as amended, Bio-Path Holdings, Inc., a Utah corporation (the "Corporation"), adopts the following Articles of Transfer and certifies as follows:

1. The name of the Corporation prior to the transfer contemplated herein is Bio-Path Holdings, Inc.  The name of the Corporation following the transfer is Bio-Path Holdings, Inc.

2. The Corporation's original Articles of Incorporation were filed with the Utah Division of Corporations and Commercial Code (the "Division") on May 10, 2000.

3. The Corporation shall be converted from a Utah corporation to a Delaware corporation pursuant to duly executed Delaware Certificate of Conversion and Certificate of Incorporation.

4. The effective date of the transfer described herein shall be the date upon which these Articles of Transfer are filed with the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah.

5. The transfer of the Corporation has been approved by a majority of the votes cast at a meeting of the Corporation's shareholders by the holders of shares entitled to vote thereon.

6. The existence of the Corporation as a domestic corporation of Utah shall cease when these Articles of Transfer are filed.

7. The Corporation agrees that it may be served with process in Utah in any proceeding for enforcement of any obligation of the Corporation arising while it was a corporation under the laws of the State of Utah, and irrevocably appoints the director of the Division as the Corporation's agent to accept service for process in any proceeding.  The Division may send a copy of any such service of process to Capitol Services, Inc., 1675 S. State Street, Suite B, Dover, Delaware 19901, Kent County.  The Corporation shall give the Division written notice of any change in address where a copy of service of process may be sent.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereby certifies and verifies, under penalties of perjury, that the facts stated in these Articles of Transfer are true and accurate and executes and delivers these Articles of Transfer this 31st day of December, 2014.

Bio-Path Holdings, Inc.

a Utah corporation

By: /s/ Peter H. Nielsen

Name: Peter H. Nielsen

Title: President and Chief Executive Officer